Exhibit 15.2

To the Board of Directors and Shareholders of MSCI Inc.:

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated statements of income and comprehensive income for the three and nine-month periods ended September 30, 2013 and the related condensed consolidated statement of cash flows for the nine-month period ended September 30, 2013, as indicated in our report dated February 28, 2014 (August 6, 2014 as to the effects of revision as discussed in Note 1 and October 30, 2014 as to the effects of the discontinued operations as discussed in Note 3); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, is incorporated by reference in Registration Statement Nos. 333-167624, 333-147540, and 333-165888 on Form S-8 and Registration Statement No. 333-181533 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

New York, New York

October 30, 2014